Exhibit 99.1

Press Release For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Will Davis	Stacey Giglio
+1 917-519-6994	+1 321-525-4607
wdavis@gogoair.com	sgiglio@gogoair.com

Gogo Announces Second Quarter 2025 Results

Total Revenue of $226.0 million, up 121% Year-over-Year; Service Revenue of $194.0 million, up 137% Year-over-Year

Net Income of $12.8 million; Adjusted EBITDA(1) of $61.7 million, up 103% Year-over-Year

77 HDX shipments year to date

Reiterates 4Q 2025 launch timing for 5G

Increases 2025 Financial Guidance, which includes current impact of global tariffs

BROOMFIELD, Colo. - August 7, 2025 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business and military/government mobility aviation markets, today announced its financial results for the quarter ended June 30, 2025. Second quarter financial results for Gogo include the impact of the acquisition of Satcom Direct, LLC and certain of its affiliates and subsidiaries (collectively, "Satcom Direct"), which closed on December 3, 2024.

Q2 2025 Financial and Operating Highlights

•
Total revenue of $226.0 million increased 121% compared to Q2 2024 and decreased 2% compared to Q1 2025. Total revenue increased 1% compared to Q2 2024 pro-forma revenue of $223.9 million. Satcom Direct contributed revenue of $122.8 million in Q2 2025, compared to its revenues as a standalone company of $121.9 million in Q2 2024.
o
Service revenue of $194.0 million increased 137% compared to Q2 2024 and decreased 2% compared to Q1 2025.
o
Equipment revenue of $32.1 million increased 59% compared to Q2 2024 and increased 1% compared to Q1 2025.
•
Total AVANCE ATG aircraft online (“AOL”)(2) as of June 30, 2025 grew to 4,791, an increase of 14% compared to June 30, 2024 and 2% compared to March 31, 2025.
o
AVANCE units comprised approximately 71% of total ATG AOL as of June 30, 2025, up from 60% as of June 30, 2024 and up from 68% as of March 31, 2025.
▪
AVANCE equipment unit sales in Q2 2025 were the highest in two years. AVANCE units sold(2) totaled 276, an increase of 19% compared to Q2 2024 and an increase of 15% compared to Q1 2025.
o
Average Monthly Connectivity Service Revenue per ATG aircraft online (“ARPU”)(2) for the second quarter was $3,445, relatively flat compared to Q2 2024 and Q1 2025.

o
Total ATG AOL(2) of 6,730 decreased approximately 4% compared to June 30, 2024 and decreased approximately 2% compared to March 31, 2025.
•
Broadband GEO AOL(2) of 1,321 increased by 177 units compared to June 30, 2024 and increased by 41 units compared to March 31, 2025. Broadband GEO AOL includes Satcom Direct aircraft as of June 30, 2024 and March 31, 2025 and excludes aircraft receiving services through GEO satellite networks that are end-of-life.
•
Net income of $12.8 million increased significantly compared to $0.8 million in Q2 2024 and increased 6% compared to $12.0 million in Q1 2025.
•
Adjusted EBITDA(1) of $61.7 million, which includes approximately $1.3 million of operating expenses related to Gogo Galileo and excludes $3.6 million of acquisition and integration-related costs related to the Satcom Direct acquisition, increased 103% compared to Q2 2024 and was essentially flat compared to Q1 2025.
•
Net cash provided by operating activities was $36.7 million in Q2 2025 up from $24.9 million in Q2 2024 and $32.5 million in Q1 2025.
o
Free Cash Flow(1) of $33.5 million in Q2 2025 was up from $24.9 million in the prior-year period and up from $30.0 million in Q1 2025.
o
Cash and cash equivalents increased to $102.1 million as of June 30, 2025 compared to $70.3 million as of March 31, 2025 and $41.8 million as of December 31, 2024.

Recent Company Highlights

•
The Company has 38 HDX Supplemental Type Certificates (“STCs”) under contract which have a corresponding total addressable market of 32,000 aircraft.
•
The Company's C-1 solution has received STC approval for 42 aircraft models, covering 70% of current ATG customers. A C-1 conversion is a simple, cost effective box swap designed to allow connectivity for Classic ATG customers on Gogo's LTE network when it comes online in May of 2026.
•
Airspan announced the successful completion of the first successful end-to-end 5G call using all commercial equipment and the Gogo 5G aircard. Gogo reiterates the anticipated Q4 2025 launch timing for 5G.
•
Gogo announced the appointment of General (Retired) Mike Minihan to its board of directors, effective July 2, 2025. General Minihan was Commander, US Air Mobility Command and launched the Air Mobility Command "25 in '25" Satcom initiative.

"Our first half results demonstrate the strategic value and well-executed integration of the Satcom Direct-Gogo merger,” said Chris Moore, CEO of Gogo. “We see significant demand for broadband performance improvements in our markets and we’re well positioned to meet that demand as we bring Gogo 5G and Galileo to market this year.”

“As a result of strong first half results, we’re increasing our 2025 financial guidance to the high-end of our previous ranges for revenue, Adjusted EBITDA and Free Cash Flow,” said Zac Cotner, CFO of Gogo. “We expect 2026 Free Cash Flow growth driven by integration synergies, new product revenue, the wind-down of our three-year product investment cycle, and a potential refinancing in the coming quarters.”

Updated 2025 Financial Guidance

Gogo is updating its 2025 financial guidance compared to that provided on the first quarter 2025 earnings call, increasing certain of its guidance. This guidance includes the potential impact of the current tariffs and tariff proposals.

Total revenue at the high end of the previously guided range of $870 million to $910 million.

Adjusted EBITDA(1) at the high end of the previously guided range of $200 million to $220 million, which includes operating expenses of approximately $20 million for strategic and operational initiatives, including Gogo 5G and Gogo Galileo, versus prior guidance of $25 million.

Free Cash Flow(1) at the high end of the previously guided range of $60 million to $90 million, which includes $60 million of strategic initiatives, net of reimbursements tied to the FCC Reimbursement Program, versus prior guidance of $70 million.

Net capital expenditures of $40 million, consistent with prior guidance. This assumes $50 million in reimbursement from the FCC Reimbursement Program versus prior expectations for reimbursement of $20 million. Gross capital expenditures of $90 million versus prior guidance of $60 million including $75 million in strategic investments for Gogo 5G, Gogo Galileo and the LTE network build, versus prior guidance of $45 million.

(1)
See “Non-GAAP Financial Measures” below.
(2)
See "Key Operating Metrics" below.

The Company expects to provide longer-term financial targets later in 2025, noting that preliminary targets for the combined Company provided with the announcement of the acquisition of Satcom Direct were 10% revenue growth and adjusted EBITDA percentage margins in the mid-20s.

Conference Call

The Company will host its second quarter conference call on August 7, 2025 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

2Q Earnings Call Webcast Link: https://edge.media-server.com/mmc/p/pvq6zrdp

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register-conf.media-server.com/register/BI26bc96ac98ad4323b7103ae546077a1d

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in)

operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2025 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Key Operating Metrics

Our management regularly reviews financial and operating metrics, including the key operating metrics in this press release under "Supplemental Information - Key Operating Metrics," to evaluate the performance of our business and our success in executing our business plan, make decisions regarding resource allocation and corporate strategies, and evaluate forward-looking projections. The metrics in this press release are only for the Gogo BA segment and do not include metrics for the Satcom Direct segment for the periods in which it is reflected in the Company’s consolidated financial statements, with the exception of the GEO aircraft online (which includes the Satcom Direct business aviation broadband GEO aircraft online but excludes military/government GEO aircraft online), because these reporting periods provided insufficient time for management to review, test and select meaningful metrics that would be useful on a standalone basis to both management and investors. Additionally, the metrics in this press release are different in scope than those previously presented for the Gogo BA segment given the impact of the Satcom Direct acquisition. As previously disclosed, as part of the integration of the Satcom Direct business into the Company’s operations, management plans to develop a set of key financial and operating metrics for use by management and investors to reflect the major aspects of the combined Gogo BA and Satcom Direct business.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity and other service offerings; our development and fixed-price contracts; our reliance on our key OEMs and dealers for equipment sales; our dependence on single-source, third party satellite network providers; the impact of competition; our ability to maintain high-quality customer support; our reliance on third parties for equipment components and services; our participation in U.S. government contracts; our participation in non-U.S. government contracts; the finite useful life of satellites; the impact of global supply chain and logistics issues, tariffs and inflationary trends; the continued expansion of our business outside of the United States; foreign currency risk; our ability to recruit, train and retain highly skilled employees, and the loss of any key personnel; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of attention to climate change, conservation measures and other sustainability-related matters; our ability to evaluate or pursue strategic opportunities; our ability to integrate Satcom Direct’s business, and the potential failure to realize or delay in realizing all of the anticipated benefits of the acquisition; the changes in executive management that occurred as part of the Satcom Direct acquisition; our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 4Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, cyberattacks, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; risks associated with the use of artificial intelligence in our products and services; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of the distribution of income among various jurisdictions in which we operate as well as changes in tax law or regulation on our U.S. and non-U.S. tax liabilities; the impact of changes in laws and regulations on U.S. government contractors; the impact of our substantial indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; our ability to fully utilize our tax losses and other factors listed under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2024 as filed with the Securities and Exchange Commission (“SEC”) on March 14, 2025 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the only multi-orbit, multi-band in-flight connectivity provider offering connectivity technology purpose-built for business and military/government mobility aviation. Its industry-leading product portfolio offers best-in-class solutions for all aircraft types, from small to large and heavy jets and beyond.

The Gogo offering uniquely incorporates Air-to-Ground technology and access to multiple satellite constellations to deliver consistent, global tip-to-tail connectivity through a sophisticated suite of software, hardware, and advanced infrastructure supported by a 24/7/365 in person customer support team.

Gogo consistently strives to set new standards for reliability, security and innovation and is shaping the future of inflight aviation to make it easier for every customer to stay connected.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Service revenue	$193,965	$81,929	$392,577	$163,602
Equipment revenue	32,073	20,130	63,768	42,779
Total revenue	226,038	102,059	456,345	206,381
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	91,383	18,871	185,430	36,742
Cost of equipment revenue (exclusive of amounts shown below)	27,681	16,432	57,007	32,218
Engineering, design and development	12,522	10,304	26,397	19,520
Sales and marketing	14,741	9,036	28,951	17,319
General and administrative	28,633	21,848	58,152	36,499
Depreciation and amortization	15,117	3,887	29,260	7,728
Total operating expenses	190,077	80,378	385,197	150,026
Operating income	35,961	21,681	71,148	56,355
Other expense (income):
Interest income	(1,182)	(2,120)	(1,772)	(4,168)
Interest expense	16,411	8,113	32,969	16,523
Change in fair value of earnout liability	3,900	—	3,900	—
Other expense (income), net	(149)	14,717	85	1,618
Total other expense	18,980	20,710	35,182	13,973
Income before income taxes	16,981	971	35,966	42,382
Income tax provision	4,174	132	11,117	11,053
Net income	$12,807	$839	$24,849	$31,329

Net income attributable to common stock per share:
Basic	$0.10	$0.01	$0.19	$0.24
Diluted	$0.09	$0.01	$0.18	$0.24
Weighted average number of shares:
Basic	133,647	128,295	132,925	128,792
Diluted	136,897	131,731	135,971	132,094

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$102,085	$41,765
Accounts receivable, net of allowances of $5,504 and $4,467, respectively	112,729	111,513
Inventories	87,964	97,934
Assets held for sale	16,625	16,625
Prepaid expenses and other current assets, net of allowances of $2,000 and $0, respectively	66,452	55,256
Total current assets	385,855	323,093
Non-current assets:
Property and equipment, net	116,451	119,125
Intangible assets, net	263,540	275,331
Goodwill	192,168	184,831
Operating lease right-of-use assets	63,081	68,465
Investment in convertible note	—	4,207
Other non-current assets, net of allowances of $909 and $861, respectively	33,070	36,870
Deferred income taxes	208,805	217,309
Total non-current assets	877,115	906,138
Total assets	$1,262,970	$1,229,231
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$64,772	$67,231
Accrued liabilities	122,079	81,889
Deferred revenue	36,258	30,408
Current portion of long-term debt	2,500	2,500
Total current liabilities	225,609	182,028
Non-current liabilities:
Long-term debt	832,513	831,581
Non-current operating lease liabilities	62,206	68,178
Other non-current liabilities	39,852	78,120
Total non-current liabilities	934,571	977,879
Total liabilities	1,160,180	1,159,907
Stockholders’ equity
Common stock	15	14
Additional paid-in capital	1,472,226	1,460,270
Accumulated other comprehensive income	2,227	5,567
Treasury stock, at cost	(196,382)	(196,382)
Accumulated deficit	(1,175,296)	(1,200,145)
Total stockholders’ equity	102,790	69,324
Total liabilities and stockholders’ equity	$1,262,970	$1,229,231

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Six Months Ended June 30,
	2025	2024
Operating activities:
Net income	$24,849	$31,329
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	29,260	7,728
Loss on asset disposals, abandonments and write-downs	18	84
Provision for expected credit losses	1,949	732
Deferred income taxes	9,129	10,604
Stock-based compensation expense	11,858	9,725
Amortization of deferred financing costs and interest rate caps	2,929	2,589
Accretion of debt discount	847	203
Change in fair value of earnout liability	3,900	—
Change in fair value of convertible note investment	—	1,562
Changes in operating assets and liabilities:
Accounts receivable	(3,109)	(6,078)
Inventories	9,983	(5,871)
Prepaid expenses and other current assets	(11,608)	(11,146)
Contract assets	(5,888)	783
Accounts payable	(5,117)	7,840
Accrued liabilities	4,447	3,929
Deferred revenue	(3,999)	864
Accrued interest	(2,046)	(3)
Other non-current assets and liabilities	1,781	(268)
Net cash provided by operating activities	69,183	54,606
Investing activities:
Purchases of property and equipment	(5,929)	(4,837)
Acquisition of intangible assets—capitalized software	(6,177)	(5,861)
Acquisition of Satcom Direct, net of cash acquired	(1,612)	—
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	409	95
Proceeds from interest rate caps	6,088	12,918
Purchase of convertible note	—	(5,000)
Net cash used in investing activities	(7,221)	(2,685)
Financing activities:
Payments on term loan	(1,250)	(3,625)
Repurchases of common stock	—	(23,157)
Payments on financing leases	—	(3)
Stock-based compensation activity	(1,019)	(2,668)
Net cash used in financing activities	(2,269)	(29,453)
Effect of exchange rate changes on cash	557	46
Increase in cash, cash equivalents and restricted cash	60,250	22,514
Cash, cash equivalents and restricted cash at beginning of period	42,304	139,366
Cash, cash equivalents and restricted cash at end of period	$102,554	$161,880
Cash, cash equivalents and restricted cash at end of period	$102,554	$161,880
Less: current restricted cash	73	—
Less: non-current restricted cash	396	330
Cash and cash equivalents at end of period	$102,085	$161,550
Supplemental cash flow information:
Cash paid for interest	$39,988	$28,348
Cash paid for taxes	1,168	1,148
Non-cash investing activities:
Purchases of property, equipment and intangibles in liabilities	$10,968	$7,164

Gogo Inc. and Subsidiaries

Supplemental Information – Disaggregated Revenue

(in thousands, unaudited)

	For the Three Months Ended June 30,
	2025			2024
	Gogo BA	Satcom Direct	Total	Gogo BA
Service revenue by type
Satellite broadband	$698	$76,008	$76,706	$1,158
ATG broadband	74,214	—	74,214	77,653
Narrowband and other	2,650	40,395	43,045	3,118
Total service revenue by type	$77,562	$116,403	$193,965	$81,929
Service revenue by market
Business aviation	$77,562	$87,804	$165,366	$81,929
Military / Government	—	28,599	28,599	—
Total service revenue by market	$77,562	$116,403	$193,965	$81,929

Equipment revenue
Satellite broadband	$1,762	$2,801	$4,563	$80
ATG broadband	21,786	—	21,786	17,196
Narrowband and other	2,176	3,548	5,724	2,854
Total equipment revenue	$25,724	$6,349	$32,073	$20,130

	For the Six Months Ended June 30,
	2025			2024
	Gogo BA	Satcom Direct	Total	Gogo BA
Service revenue by type
Satellite broadband	$1,511	$152,874	$154,385	$1,934
ATG broadband	150,184	—	150,184	155,565
Narrowband and other	5,382	82,626	88,008	6,103
Total service revenue by type	$157,077	$235,500	$392,577	$163,602
Service revenue by market
Business aviation	$157,077	$177,570	$334,647	$163,602
Military / Government	—	57,930	57,930	—
Total service revenue by market	$157,077	$235,500	$392,577	$163,602

Equipment revenue
Satellite broadband	$2,800	$8,138	$10,938	$110
ATG broadband	40,458	—	40,458	36,543
Narrowband and other	4,265	8,107	12,372	6,126
Total equipment revenue	$47,523	$16,245	$63,768	$42,779

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
Aircraft online (at period end)
ATG AVANCE	4,791	4,215	4,791	4,215
Gogo Biz	1,939	2,816	1,939	2,816
Total ATG	6,730	7,031	6,730	7,031
GEO aircraft online	1,321	11	1,321	11
Average monthly connectivity service revenue per ATG aircraft online	$3,445	$3,468	$3,448	$3,463
ATG units sold	405	231	722	489
•
AVANCE aircraft online. We define AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
GEO aircraft online. We define GEO aircraft online as the total number of aircraft for which we provide GEO broadband services to business aviation customers as of the last day of each period presented. This number excludes aircraft receiving services through GEO satellite networks that are end-of-life. Pro-forma GEO aircraft online as of Q2 2024 (assuming acquisition of Satcom Direct prior to that date) was 1,144. We are providing this pro forma number because this metric relates primarily to the business of Satcom Direct.
•
Average monthly connectivity service revenue per ATG aircraft online ("ARPU"). We define ATG ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
ATG units sold. We define units sold as the number of ATG units for which we recognized revenue during the period.

For more information, see "Key Operating Metrics" above.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2025	2024	2025 over 2024	2025	2024	2025 over 2024
Service revenue	$193,965	$81,929	136.7%	$392,577	$163,602	140.0%
Equipment revenue	32,073	20,130	59.3%	63,768	42,779	49.1%
Total revenue	$226,038	$102,059	121.5%	$456,345	$206,381	121.1%

	For the Three Months Ended June 30,		% Change	For the Six Months Ended June 30,		% Change
	2025	2024	2025 over 2024	2025	2024	2025 over 2024
Cost of service revenue (1)	$91,383	$18,871	384.3%	$185,430	$36,742	404.7%
Cost of equipment revenue (1)	$27,681	$16,432	68.5%	$57,007	$32,218	76.9%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,		For the Three Months Ended March 31,
	2025	2024	2025	2024	2025
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$12,807	$839	$24,849	$31,329	$12,042
Interest expense	16,411	8,113	32,969	16,523	16,558
Interest income	(1,182)	(2,120)	(1,772)	(4,168)	(590)
Income tax provision	4,174	132	11,117	11,053	6,943
Depreciation and amortization	15,117	3,887	29,260	7,728	14,143
EBITDA	47,327	10,851	96,423	62,465	49,096
Stock-based compensation expense	6,367	4,885	11,858	9,725	5,491
Change in fair value of earnout liability	3,900	—	3,900	—	—
Acquisition and integration-related costs(1)	3,633	—	10,100	—	6,467
Amortization of acquisition-related inventory step-up costs	748	—	1,496	—	748
Change in fair value of convertible note investment	(253)	14,694	—	1,562	253
Adjusted EBITDA	$61,722	$30,430	$123,777	$73,752	$62,055

Free Cash Flow:
Net cash provided by operating activities (GAAP) (2)	$36,711	$24,949	$69,183	$54,606	$32,472
Consolidated capital expenditures (2)	(5,937)	(6,527)	(12,106)	(10,698)	(6,169)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (2)	(155)	67	409	95	564
Proceeds from interest rate caps (2)	2,918	6,379	6,088	12,918	3,170
Free cash flow	$33,537	$24,868	$63,574	$56,921	$30,037

(1)
For the three months ended June 30, 2025, figure consists of integration-related advisory fees of $1.5 million and severance and other compensation-related costs of $2.2 million. For the six months ended June 30, 2025, figure consists of integration-related advisory fees of $5.4 million and severance and other compensation-related costs of $4.7 million. For the three months ended March 31, 2025, figure consists of $3.9 million of integration-related advisory fees and severance of other compensation-related costs of $2.6 million.
(2)
See Unaudited Condensed Consolidated Statements of Cash Flows.

Gogo Inc. and Subsidiaries

Reconciliation of Estimated Full-Year GAAP Net Cash

Provided by Operating Activities to Non-GAAP Measures

(in millions, unaudited)

	FY 2025 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$90	$120
Consolidated capital expenditures	(90)	(90)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	50	50
Proceeds from interest rate caps	10	10
Free cash flow	$60	$90

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition and integration-related costs, including amortization of acquisition-related inventory step-up costs and changes in fair value of the earnout liability, and (iii) change in fair value of convertible note investment. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition and integration-related costs include direct transaction costs, such as due diligence and advisory fees and certain compensation and integration-related expenses as well as the amortization of acquisition-related inventory step-up costs. We believe it is useful for an understanding of our operating performance to exclude acquisition and integration-related costs from Adjusted EBITDA because they are infrequent, are outside of the ordinary course of our operations and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the changes in fair value of the earnout liability related to the acquisition of Satcom Direct from Adjusted EBITDA because this activity is outside of the ordinary course of our operations and does not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the change in fair value of convertible note investment from Adjusted EBITDA because this activity is not related to our operating performance.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.